RELATED PERSON TRANSACTION POLICY

The Company expects all its employees, executive officers and directors to act in the best interests of the Company and refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” In addition, under applicable SEC rules, the Company is required to disclose related person transactions as defined in the SEC’s rules.

The Board has adopted this Related Person Transaction Policy to set forth the policies and procedures for the review and approval or ratification of Related Person Transactions (as defined below).

1. Definitions

For the purposes of this Policy, a “Related Person” is:

a) any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the Company’s last fiscal year;

b) a person who is or was an Immediate Family Member of an executive officer, director, director nominee at any time since the beginning of the Company’s last fiscal year;

c) any person who, at the time of the occurrence or existence of the transaction, is the beneficial owner of more than 5% of any class of the Company’s voting securities (a “Significant Shareholder”);

d) any person who, at the time of the occurrence or existence of the transaction, is an Immediate Family Member of a Significant Shareholder of the Company.

An “Immediate Family Member” of a person is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, or any other person sharing the household of such person, other than a tenant or employee.

A “Related Person Transaction” is any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, and the amount involved exceeds 1% of the average of the Company’s total assets at year-end for the last three completed fiscal years, and a Related Person had or will have a direct or indirect material interest. Except as otherwise set forth in this policy, “Related Person Transaction” specifically includes, without limitation, purchases of goods or services by or from the Related Person or entities in which the Related Person has a material interest, indebtedness, guarantees of indebtedness, and employment by the Company of a Related Person. The Board of Directors has determined that the following do not create a material direct or indirect interest on behalf of the Related Person, and are, therefore, not “Related Person Transactions” for purposes of this Policy:

1. Interests arising only from the Related Person’s position as a director of another corporation or organization that is a party to the transaction;

2. Interests arising only from the direct or indirect ownership by the Related Person and all other Related Persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction;

3. Interests arising solely from the ownership of a class of the Company’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis;

4. A transaction that involves compensation to an executive officer if the compensation has been approved, or recommended to the Board of Directors for approval, by the Compensation Committee of the Board or a group of independent directors of the Company performing a similar function;

5. A transaction that involves compensation to a director for services as a director of the Company if such compensation will be reported pursuant to Item 402 of Regulation S-B;

6. A transaction that is specifically contemplated by provisions of the Articles of Incorporation or Bylaws of the Company.

2. Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Any Related Person Transaction proposed to be entered into by the Company must be reported to the Company’s Chief Executive Office and shall be reviewed and approved by the Corporate Governance Committee of the Board (the “Committee”) in accordance with the terms of this Policy, prior to effectiveness or consummation of the transaction, whenever practicable. If the Chief Executive Officer determines that advance approval of a Related Person Transaction is not practicable under the circumstances, the Committee shall review and, in its discretion, may ratify the Related Person Transaction at the next meeting of the Committee, or at the next meeting following the date that the Related Person Transaction comes to the attention of the Chief Executive Officer. In addition, any Related Person Transaction previously approved by the Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such Related Person Transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the Related Person Transaction are made. Transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in the charter of the Compensation Committee.

3. Standards for Review, Approval or Ratification of Related Person Transactions

A Related Person Transaction reviewed under this Policy will be considered approved or ratified if it is authorized by the Committee in accordance with the standards set forth in this Policy after full disclosure of the Related Person’s interests in the transaction. As appropriate for the circumstances, the Committee shall review and consider:

  the Related Person’s interest in the Related Person Transaction;
  the approximate dollar value of the amount involved in the Related Person Transaction;
  the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss;

  whether the transaction was undertaken in the ordinary course of business of the Company;
  whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favourable to the Company than terms that could have been reached with an unrelated third party;
  the purpose of, and the potential benefits to the Company of, the transaction; and
  any other information regarding the Related Person Transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee will review all relevant information available to it about the Related Person Transaction. The Committee may approve or ratify the Related Person Transaction only if the Committee determines that, under all of the circumstances, the transaction is not inconsistent with the best interests of the Company. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the Related Person in connection with approval of the Related Person Transaction. The review, approval or ratification of a transaction, arrangement or relationship pursuant to this Policy does not necessarily imply that such transaction, arrangement or relationship is required to be disclosed under Item 404 of Regulation S-B.

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